Exhibit 99.1

Netflix Announces Pricing of $200.0 Million of its 8.50% Senior Notes due 2017

LOS GATOS, CA, November 3, 2009 — Netflix, Inc. (Nasdaq: NFLX) today announced that it has priced its offering of $200.0 million aggregate principal amount of its 8.50% Senior Notes due 2017 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The offering is expected to close on November 6, 2009, subject to satisfaction of customary closing conditions.

The notes will be issued at par and will be senior unsecured obligations of Netflix. Interest will be payable semi-annually at a rate of 8.50% per annum on May 15 and November 15 of each year, commencing on May 15, 2010.

Netflix intends to use the net proceeds of the offering to repay all outstanding amounts under, and terminate, its Credit Agreement, dated as of September 16, 2009, and for possible future stock repurchases and general corporate purposes, including capital expenditures, working capital and potential acquisitions and strategic transactions.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the foregoing notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.